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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INTERACTIVE BROKERS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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INTERACTIVE BROKERS GROUP, INC.
One Pickwick Plaza
Greenwich, Connecticut 06830

March 14, 2014

Dear Stockholder:

        You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Interactive Brokers Group, Inc. We will hold the meeting on Thursday, April 24, 2014 at 12:30 p.m., Eastern Time, at Bruce Museum, 1 Museum Drive, Greenwich, CT 06830. We hope that you will be able to attend.

        Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our 2013 Annual Report with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business and products.

        Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these new rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders providing instructions on how to access our proxy materials and 2013 Annual Report over the Internet.

        Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

Sincerely,

Thomas Peterffy Chief Executive Officer, President and Chairman of the Board of Directors

INTERACTIVE BROKERS GROUP, INC.
One Pickwick Plaza
Greenwich, Connecticut 06830

Notice of 2014 Annual Meeting of Stockholders

TIME AND DATE	12:30 p.m., Eastern Time, on Thursday, April 24, 2014
PLACE	Bruce Museum, 1 Museum Drive, Greenwich, CT 06830
ITEMS OF BUSINESS	• To elect eight directors to the Board of Directors to serve until the annual stockholders' meeting in 2015, and until their respective successors have been elected and qualified.

•

To approve an amendment to the Company's 2007 Stock Incentive Plan to increase the number of shares of Class A Common Stock authorized and reserved for issuance thereunder from 20 million to 30 million.

• To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.
• To transact such other business as may properly come before the Annual Meeting.
ADDITIONAL INFORMATION	Additional information regarding the items of business to be acted on at the Annual Meeting is included in the accompanying Proxy Statement.
RECORD DATE	The record date for the determination of the stockholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, is the close of business on February 28, 2014.
INSPECTION OF LIST OF STOCKHOLDERS OF RECORD
A list of the stockholders of record as of February 28, 2014 will be available for inspection at the Annual Meeting, and for ten days prior to the Annual Meeting, during ordinary business hours at our offices at One Pickwick Plaza, Greenwich, CT 06830. Please contact our Corporate Secretary at 203-618-4070 if you wish to inspect the list of stockholders prior to the Annual Meeting.
PROXY VOTING
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled Voting Instruction and Information beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

Important Notice of Internet Availability of Proxy Materials for the Stockholder Meeting
to be Held on April 24, 2014: This Proxy Statement and our 2013 Annual Report are available at www.proxyvote.com

By Order of the Board of Directors,

Paul J. Brody
Chief Financial Officer, Treasurer and Secretary

March 14, 2014

INTERACTIVE BROKERS GROUP, INC.
One Pickwick Plaza
Greenwich, Connecticut 06830

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 24, 2014

INTRODUCTION

        This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the "Board") of Interactive Brokers Group, Inc., a Delaware corporation, to be used at our 2014 Annual Meeting of Stockholders (the "Annual Meeting") on Thursday, April 24, 2014 at 12:30 p.m., Eastern Time, and at any adjournments or postponements of the Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being made available on or about March 14, 2014.

        When we use the terms "Company," "we," "us" and "our," we mean Interactive Brokers Group, Inc., a Delaware corporation, its consolidated subsidiaries and predecessor companies.

VOTING INSTRUCTION AND INFORMATION

Why did I receive a Notice regarding the Availability of Proxy Materials?

        In accordance with Securities and Exchange Commission ("SEC") rules, instead of mailing a printed copy of our proxy materials, we may send a Notice of Internet Availability of Proxy Materials (the "Notice") to stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of these materials at no charge. You will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials via the Internet and submit your vote via the Internet or telephonically.

        In addition, you may request to receive future proxy materials on an ongoing basis (i) electronically by e-mail or (ii) in printed form by mail. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. Your election to receive proxy materials by e-mail or by mail will remain in effect until you terminate it.

Who can vote at the Annual Meeting?

        You are entitled to vote your shares of Class A common stock, par value $0.01 per share (the "Common Stock"), of the Company if you were a stockholder at the close of business on February 28, 2014, the record date for the Annual Meeting. At the close of business on the record date, 54,664,095 shares of Common Stock were outstanding. In addition, 100 shares of Class B common stock, par value $0.01 per share (the "Class B Common Stock"), of the Company were outstanding. All of the outstanding shares of Class B Common Stock are held of record by IBG Holdings LLC ("Holdings"), an entity controlled by Thomas Peterffy, our founder, Chairman and Chief Executive Officer, through his ownership of the voting membership interests in Holdings.

        The holders of the Common Stock and the Class B Common Stock will vote together as a single class on each of the proposals described in this proxy statement. The holder of each share of the Common Stock is entitled to one vote per share. Pursuant to our Amended and Restated Certificate of Incorporation, the holder of each share of the Class B Common Stock is entitled to 3,476,480 votes (that number equal to the number of membership interests in IBG LLC, the holding company for our businesses, such holder held on the record date divided by 100). Accordingly, Holdings, as the sole holder of the Class B Common Stock, is expected to be entitled to approximately 347,648,001 votes in the aggregate, or approximately 86.4% of all votes eligible to be cast at the Annual Meeting.

        As of March 5, 2014, our directors and executive officers beneficially owned an aggregate of approximately 730,193 shares of Common Stock and awards that vest within 60 days, constituting approximately 1.34% of the Common Stock outstanding as of such date, of which 395,317 shares can be voted at the annual meeting and constituting approximately .10% of all votes eligible to be cast at the Annual Meeting. It is expected that such directors and executive officers will vote or direct the vote of all shares of Common Stock held or owned by such persons, or over which such persons have voting control, in favor of the proposals described in this proxy statement. It also is expected that Holdings will vote its shares of Class B Common Stock, expected to constitute approximately 86.4% of all votes eligible to be cast at the Annual Meeting, in favor of the proposals. Accordingly, the voting power of Holdings alone is sufficient to assure the approval of the proposals. See "Beneficial Ownership of Directors, Executive Officers and Owners of More Than Five Percent."

Who is and is not a stockholder of record?

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  If you hold shares of Common Stock registered in your name at our stock transfer agent, Computershare Stockholder Services, Inc. ("Computershare"), you are a stockholder of record.

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  If you hold shares of Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in "street name."

        If you are a stockholder of record, Broadridge is sending these proxy materials to you directly. If you hold shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.

What do I need to do to attend the Annual Meeting?

        All stockholders must bring an acceptable form of identification, such as a driver's license, in order to attend the Annual Meeting in person.

        In addition, if you hold shares of Common Stock in "street name" and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on February 28, 2014, the record date for the Annual Meeting.

How do I request paper copies of the proxy materials?

        If you received a Notice by mail, you will not receive paper copies of the proxy materials in the mail unless you request them. Instead, the Notice instructs you on how to access and read the Proxy Statement and Annual Report and how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Notice for requesting the materials, and we will promptly mail the materials to you.

 How do I vote?

        You may vote using any of the following methods:

  •
  Telephone

  If you are located within the United States or Canada, you can vote your shares by telephone by calling the toll-free telephone number printed on the Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable, and following the recorded instructions. You will need the control number printed on the Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. EST on April 23, 2014. The telephone voting system has easy to follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do NOT need to return a proxy card or voting instruction form. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

  •
  Internet

  You can also choose to vote your shares by the Internet. You will need the control number printed on your Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable. The web site for Internet voting is listed on your Notice, proxy card, or in the instructions that accompany your proxy materials. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. EST on April 23, 2014. As with telephone voting, you will be able to confirm that the system has properly recorded your vote. If you vote via the Internet, you do NOT need to return a proxy card or voting instruction form.

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  Mail

  If you are a holder of record and received printed copies of the materials by mail, you may choose to vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope that we included with your materials. If you hold your shares through a bank or brokerage account, please complete and mail the voting instruction form in the envelope provided.

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  Ballot at the Annual Meeting

  You may also vote by ballot at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return a proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

        The Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by Internet or telephone should understand that, while we and Broadridge do not charge any fees for voting by Internet or telephone, there may nevertheless be costs, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

 How can I revoke my proxy or substitute a new proxy or change my vote?

        You can revoke your proxy or substitute a new proxy or change your vote before your proxy is voted at the Annual Meeting.

  •
  You may revoke any proxy that you previously granted or change your vote at any time prior to 11:59 p.m. (EST) on April 23, 2014, by entering your new vote electronically via the Internet at www.proxyvote.com using the account, control and pin numbers that you previously used or telephonically using the number indicated on your Voting Instruction Form. If you desire to change your vote by mail, you must first request paper copies of the materials and mail your new Voting Instruction Form using the prepaid return envelope provided. However, your new instructions must be received before the close of business on April 23, 2014.

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  You may also revoke your proxy or change your vote at any time prior to the final tallying of votes by:

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  delivering a written notice of revocation to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830;

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  executing and delivering to the Corporate Secretary a later-dated proxy; or

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  attending the meeting and voting in person.

How can I obtain an additional proxy card?

        If you lose, misplace or otherwise need to obtain a proxy card, and:

  •
  you are a stockholder of record (see Who is and is not a stockholder of record?), contact Investor Relations at 203-618-4070; or

  •
  you hold your shares of Common Stock in street name and, therefore, are not a stockholder of record, contact your bank, broker or account representative.

If I submit a proxy by Internet, telephone or mail, how will my shares be voted?

        If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of Common Stock will be voted in accordance with your instructions.

        If you sign, date and return your proxy card but do not give voting instructions, your shares of Common Stock will be voted as follows: FOR the election of our director nominees, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014, and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in "street name" and do not provide voting instructions, can my broker still vote my shares?

        Brokerage firms have authority to vote clients' unvoted shares on some "routine" matters. When a brokerage firm votes its clients' unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients' unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal. For proposals that require a majority of votes voting on the proposal to be approved (such as the stockholder proposals), a broker non-vote will not be counted for purposes of determining whether the proposal has been approved.

        The Company's proposal to elect directors is considered a routine matter, but the stockholder proposals are not.

 What vote is required for a director to be elected or for the other proposals to be ratified?

    Election of Directors    You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. A majority of the votes cast FOR or AGAINST the election of a director nominee must be voted FOR the director nominee in order for the director nominee to be elected. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus will have no effect on the outcome of the vote. A director nominee who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board for consideration.

    Approval to Amend the 2007 Stock Incentive Plan    You may vote FOR or AGAINST the approval of the amendment to the 2007 Stock Incentive Plan or you may ABSTAIN. A majority of the votes cast FOR or AGAINST approval must be voted FOR approval for it to pass. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus will have no effect on the outcome of the vote.

    Ratification of the Appointment of Independent Auditors    You may vote FOR or AGAINST the ratification of the appointment of our independent registered public accounting firm or you may ABSTAIN. A majority of the votes cast FOR or AGAINST ratification must be voted FOR ratification for it to pass. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus will have no effect on the outcome of the vote.

    Broker Non-Vote    A failure by your broker to vote your shares of Common Stock when you have not given voting instructions will have no effect on the outcome of the vote on discretionary matters, i.e., the election of directors, the ratification of the independent public registered accounting firm. A "broker non-vote" occurs when you do not provide the broker with voting instructions on non-discretionary matters and the broker cannot vote your shares on these matters. Because the affirmative vote of a majority of the outstanding shares is necessary to approve each stockholder proposal, a broker non-vote will have the effect of a vote AGAINST that proposal.

How many votes are required to transact business at the Annual Meeting?

        A quorum is required to transact business at the Annual Meeting. The presence of Holdings, as the sole holder of the Class B Common Stock, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

How do I obtain more information about the Company?

        A copy of our 2013 Annual Report is available on the website www.proxyvote.com. You may obtain, free of charge, a copy of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Corporate Governance Committees by writing to: Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, Attn: Investor Relations; e-mail: investor-relations@interactivebrokers.com. All of these documents are also available on our website at http://investors.interactivebrokers.com.

Who pays for the expenses of this proxy solicitation?

        We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of the Company telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

ITEM 1.    ELECTION OF DIRECTORS

        Our Board presently consists of eight directors. All of our directors are elected annually for a one-year term expiring at the Annual Meeting of Stockholders in the following year. Each director will hold office until his or her successor has been elected and qualified or until the director's earlier resignation or removal.

        In identifying and recommending nominees for positions on our Board, our Nominating and Corporate Governance Committee places emphasis on the following criteria, among others:

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  judgment, character, expertise, skills and knowledge useful to the oversight of our business;

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  business or other relevant experience; and

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  the extent to which the interplay of the nominee's expertise, skills, knowledge and experience with that of other members of our Board will build a board that is effective, collegial and responsive to the needs of the Company.

        Our Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to our Board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of our Board. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. We do not, however, have any formal policy with regards to diversity in identifying nominees for a directorship, but rather consider it among the various factors relevant to any particular nominee. Our Nominating and Corporate Governance Committee evaluates possible candidates in detail, and suggest individuals to explore in more depth. Once a candidate is identified for serious consideration, the Chairman of our Board enters into a discussion with that candidate.

Nominees for Election to our Board

        At the Annual Meeting, our stockholders will be asked to elect the eight director nominees set forth below for a one-year term expiring in 2015. While our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at the Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons who are recommended by our Nominating and Corporate Governance Committee and designated by our Board.

        With the exception of Wayne Wagner, who is being nominated for the first time this year to replace Ivers Riley, all of the director nominees currently are members of our Board and have been recommended for re-election by our Nominating and Corporate Governance Committee and approved and nominated for re-election by our Board and all of the director nominees have consented to serve if elected. Set forth below is information regarding the director nominees, which has been confirmed by each of them for inclusion in this Proxy Statement.

Thomas Peterffy	Director since November 2006

        Mr. Peterffy, age 69, has been the Chairman of our Board, Chief Executive Officer and President since November 2006. Mr. Peterffy has been at the forefront of applying computer technology to automate trading and brokerage functions since he emigrated from Hungary to the United States in 1965.

        In 1977, after purchasing a seat on the American Stock Exchange and trading as an individual marker maker in equity options, Mr. Peterffy was among the first to apply a computerized mathematical model to continuously value equity option prices. Five years later, Mr. Peterffy built and ran an automated trading system for equity options and a year later, in 1983, he developed a tablet computer for use by his employees trading on exchange floors. By 1986, Mr. Peterffy had developed and deployed a fully integrated, automated market making system for stocks, options and futures. As this pioneering system was extended around the globe, online brokerage functions were added and, in 1993, Interactive Brokers was formed.

        As Chief Executive Officer and President, Mr. Peterffy is active in our day-to-day management. As a result of these professional and other experiences, Mr. Peterffy possesses particular knowledge and experience in a variety of areas, including his extensive knowledge of the Company's business, his experience in the electronic brokerage and trading industry and his leadership and strategic planning experience that strengthens the Board's collective knowledge, capabilities and experience.

Earl H. Nemser	Director since November 2006

        Mr. Nemser, age 67, has been our Vice Chairman since November 2006. Mr. Nemser has been the Vice Chairman of the Company since 1988 and also serves as a director and/or officer for various subsidiaries of IBG LLC. Mr. Nemser has served as Special Counsel to the law firm Dechert LLP since January 2005. Prior to such time Mr. Nemser served as Partner at the law firms of Swidler Berlin Shereff Friedman, LLP from 1995 to December 2004 and Cadwalader, Wickersham & Taft LLP prior to 1995. Mr. Nemser received a Bachelor of Arts degree in economics from New York University in 1967 and a Juris Doctor, magna cum laude, from Boston University School of Law in 1970. As a result of these professional and other experiences, Mr. Nemser possesses particular knowledge and experience in a variety of areas, including his extensive knowledge of the Company's business and his legal experience that strengthens the Board's collective knowledge, capabilities and experience.

Paul J. Brody	Director since November 2006

        Mr. Brody, age 54, has been our Chief Financial Officer, Treasurer and Secretary since November 2006. Mr. Brody joined the Company in 1987 and has served as Chief Financial Officer of IBG LLC since December 2003. Mr. Brody serves as a director and/or officer for various subsidiaries of IBG LLC. From 2005 to 2012, Mr. Brody served as a director, and for a portion of the time as member Vice Chairman of The Options Clearing Corporation, of which Timber Hill LLC and Interactive Brokers LLC are members. He also serves as a director of Quadriserv Inc., an electronic securities lending platform provider. Mr. Brody received a Bachelor of Arts degree in economics from Cornell University in 1982. As a result of these professional and other experiences, Mr. Brody possesses particular knowledge and experience in a variety of areas, including his extensive knowledge of the Company's business, his experience as a financial officer in the electronic brokerage and trading industry and his leadership experience that strengthens the Board's collective knowledge, capabilities and experience.

Milan Galik	Director since November 2006

        Mr. Galik, age 47, joined us in 1990 as a software developer and has served since October 2003 as Senior Vice President, Software Development of IBG LLC. In addition, Mr. Galik has served as Vice President of Timber Hill LLC since April 1998 and serves as a member of the board of directors of the Boston Options Exchange. Mr. Galik received a Master of Science degree in electrical engineering from the Technical University of Budapest in 1990. As a result of these professional and other experiences, Mr. Galik possesses particular knowledge and experience in a variety of areas, including his extensive knowledge of the Company's business, his experience as a software developer in the electronic brokerage and trading industry and his leadership experience that strengthens the Board's collective knowledge, capabilities and experience.

Lawrence E. Harris	Director since July 2007

        Dr. Harris, age 57, is a Professor of Finance and Business Economics at the University of Southern California, where he holds the Fred V. Keenan Chair in Finance at the Marshall School of Business. Dr. Harris also serves as chairman of the Clipper Fund, trustee of RS Funds and as the research coordinator of the Institute for Quantitative Research in Finance. Dr. Harris formerly served as Chief Economist of the U.S. Securities and Exchange Commission. Dr. Harris earned his Ph.D. in Economics from the University of Chicago and is a CFA charterholder. He is an expert in the economics of securities market microstructure and the uses of transactions data in financial research. He has written extensively about trading rules, transaction costs, index markets, and market regulation. Dr. Harris is also the author of the widely respected textbook "Trading and Exchanges: Market Microstructure for Practitioners." As a result of these professional and other experiences, Mr. Harris has been determined to be an 'Audit Committee Financial Expert' under the SEC's rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting, economics and finance and securities markets dynamics and provides diversity of background and viewpoint by virtue of his academic record that strengthens the Board's collective knowledge, capabilities and experience.

Hans R. Stoll	Director since April 2008

        Dr. Stoll, age 74, is The Anne Marie and Thomas B. Walker, Jr., Professor of Finance, Emeritus at the Owen Graduate School of Management, Vanderbilt University and founder of the Financial Markets Research Center. Dr. Stoll has published several books and more than 60 articles on numerous securities and finance related subjects. He is known for developing the put call parity relation and for his work in market microstructure. Dr. Stoll was on the faculty of the Wharton School from 1966 to 1980, at which time he joined the faculty at Vanderbilt. Dr. Stoll served as a member of the board of directors of The Options Clearing Corporation from 2005 to 2008 and he has been president of the American Finance Association. Dr. Stoll received his A.B. degree from Swarthmore College in 1961 and his M.B.A. and Ph.D. degrees from the Graduate School of Business of the University of Chicago in 1963 and 1966, respectively. As a result of these professional and other experiences, Dr. Stoll possesses particular knowledge and experience in a variety of areas, including financial acumen and securities products experience and provides diversity of background and viewpoint by virtue of his academic record that strengthens the Board's collective knowledge, capabilities and experience.

Richard Gates	Director since April 2012

        Richard Gates, age 42, co-founded TFS Capital in 1997. TFS is an independent advisory firm that has been dedicated to the construction of quantitative models that are designed to identify market inefficiencies. As a portfolio manager at this firm, he oversees several hedge funds and mutual funds that take both long and short positions in equities and futures. At TFS, his focus is on trade execution, factor research, and business development. Mr. Gates graduated from the University of Virginia in 1994 with a bachelor's degree in Chemical Engineering. As a result of these professional and other experiences, Mr. Gates possesses particular knowledge and experience in a variety of areas, including trade execution and evaluation of new trading technologies and platforms that strengthens the Board's collective knowledge, capabilities and experience.

Wayne Wagner	Nominated for election in April 2014

        Wayne Wagner, age 75, is a consultant on issues related to investment management and securities trading. He co-founded Plexus Group, now part of ITG, Inc., in 1986. Plexus provided trading evaluation and advisory services to money managers, brokerage firms and pension plan sponsors. He was also a founding partner of Wilshire Associates and served as the Chief Investment Officer of Wilshire Asset Management. He participated in the design of the operating, balancing and evaluation algorithms for the world's first operational index fund at Wells Fargo Bank. He is recognized as instrumental in pioneering processes to reduce the costs of trading. Mr. Wagner has authored several books on the topic of trading and investment management and is a frequent speaker on these topics. As a result of these professional and other experiences, Mr. Wagner possesses particular knowledge and experience in a variety of areas, including trade execution and evaluation of new trading technologies and platforms that strengthens the Board's collective knowledge, capabilities and experience.

        There are no family relationships between any of our directors or executive officers and any other of our directors or executive officers.

Directors' Recommendation

        Our Board unanimously recommends a vote FOR the election of each of Mr. Peterffy, Mr. Nemser, Mr. Brody, Mr. Galik, Dr. Harris, Dr. Stoll, Mr. Gates and Mr. Wagner to our Board.

Board Leadership Structure

        The Board's current leadership structure combines the positions of Chairman and Chief Executive Officer, and Dr. Harris serves as Lead Independent Director. Given the size and ownership structure of the company as a controlled company, as defined by NASDAQ Marketplace Rules, we believe that the current leadership structure is suitable for our organization.

The Board's Role in Risk Oversight

        It is management's responsibility to manage risk and bring to the Board of Directors' attention any material risks to the Company. The Board of Directors has oversight responsibility through its Audit Committee which oversees the Company's risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Board Meetings and Committees

        Our Board held four meetings during our 2013 fiscal year. Each of our directors attended at least 75% of the meetings of our Board and the committees of our Board on which he served during fiscal year 2013. Attendance at Board and committee meetings during fiscal year 2013 was 100% for our directors as a group. Our directors are expected to attend annual meetings of stockholders at which they are nominees for election, Board meetings and meetings of the committees on which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. Eight of our board members attended our 2013 annual meeting of stockholders.

        Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities. As a controlled company, we are not required by the NASDAQ Global Select Market to have a compensation committee or a nominating and corporate governance committee composed entirely of independent directors.

  Audit Committee

        Our Audit Committee is comprised of Dr. Harris (Chairman), Dr. Stoll and Mr. Riley, each of whom is an independent director within the meaning of the rules of the NASDAQ Global Select Market and the SEC. Mr. Gates, if re-elected as director, will replace Mr. Riley on the Audit Committee. Mr. Gates is an independent director within the meaning of the rules of the NASDAQ Global Select Market and the SEC. Our Audit Committee operates pursuant to a written charter that is available on our website at http://investors.interactivebrokers.com. Dr. Harris is an "audit committee financial expert" as defined in the SEC rules. Each member of our Audit Committee is financially literate. The composition of our Audit Committee satisfies the requirements of the NASDAQ Global Select Market and the SEC.

        Our Audit Committee is responsible for, among other things:

  •
  directly appointing, retaining, evaluating, compensating and terminating our independent registered public accounting firm;

  •
  discussing with our independent registered public accounting firm auditors their independence from management;

  •
  reviewing with our independent registered public accounting firm auditors the scope and results of their audit;

  •
  pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

  •
  overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; and

  •
  reviewing and monitoring our accounting principles, policies and financial and accounting controls.

  Audit Committee Report

        We, the Audit Committee of the Board of Directors of Interactive Brokers Group, Inc., have met and held discussions with management and Interactive Brokers Group, Inc.'s independent registered public accounting firm. As part of this process, we have:

  •
  reviewed and discussed the audited financial statements with management;

  •
  discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16—Communications with Audit Committee; and

  •
  received the written disclosures and the letter from the independent registered public accounting firm required by applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence.

        Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in Interactive Brokers Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

Respectfully submitted,

The Audit Committee

Lawrence E. Harris, Chairman
Hans R. Stoll, Director
Ivers W. Riley, Director

March 6, 2014

  Director Independence

        Because of Mr. Peterffy's substantial ownership, we are eligible to be, and are treated as a "controlled company" for purposes of the NASDAQ Marketplace Rules. As a result, we are not required by NASDAQ to have a majority of independent directors or to maintain compensation and nominating and corporate governance committees composed entirely of independent directors to continue to list shares of Common Stock on the NASDAQ Global Select Market.

        Dr. Harris serves as Lead Independent Director.

        The Lead Independent director is responsible for:

  •
  presiding at the executive sessions of the independent directors;

  •
  calling of meetings of independent directors;

  •
  serving as liaison between the independent directors and the Chairman; and

  •
  if requested by shareholders, ensuring that he is available, when appropriate, for direct communication.

  Compensation Committee

        Our Compensation Committee is currently comprised of Messrs. Peterffy (Chairman) and Nemser, and operates pursuant to a written charter that is available on our website at http://investors.interactivebrokers.com. The primary responsibility of our Compensation Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our officers.

        Our Compensation Committee is responsible for, among other things:

  •
  reviewing and recommending director compensation policies to our Board;

  •
  making recommendations, at least annually, to our Board regarding our policies relating to the amounts and terms of all compensation of our executive officers; and

  •
  administering and discharging the authority of our Board with respect to our equity plans.

  Compensation Committee Report

        We, the Compensation Committee of the Board of Directors of Interactive Brokers Group, Inc., have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Thomas Peterffy, Chairman
Earl H. Nemser, Director

March 6, 2014

  Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee is currently comprised of Messrs. Peterffy (Chairman) and Nemser and Dr. Harris, and operates pursuant to a written charter that is available on our website at http://investors.interactivebrokers.com.

        Our Nominating and Corporate Governance Committee is responsible for, among other things:

  •
  selecting potential candidates to be nominated for election to our Board;

  •
  recommending potential candidates for election to our Board;

  •
  reviewing corporate governance matters; and

  •
  making recommendations to our Board concerning the structure and membership of committees of our Board.

  Nominating and Corporate Governance Committee Report

        We, the Nominating and Corporate Governance Committee of the Board of Directors of Interactive Brokers Group, Inc., have reviewed and conducted an evaluation of the performance of both the Board of Directors as a whole and the directors individually. During fiscal year 2013, we performed all of our duties and responsibilities under the Nominating and Corporate Governance Committee's charter.

Respectfully submitted,

The Nominating and Corporate Governance Committee

Thomas Peterffy, Chairman
Earl H. Nemser, Director
Lawrence E. Harris, Director

March 6, 2014

  Summary of Board Membership and Number of Committee Meetings

        The following table summarizes the current membership on each Board committee and the number of committee meetings held for fiscal year 2013.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Thomas Peterffy		Chairman	Chairman
Earl H. Nemser		✓	✓
Paul J. Brody
Milan Galik
Lawrence E. Harris	Chairman		✓
Hans R. Stoll	✓
Ivers W. Riley	✓
Richard Gates

Meetings held during fiscal 2013	9	2	2

Compensation Committee Interlocks and Insider Participation

        None of our executive officers has served as a member of the board of directors or compensation committee of any unrelated entity that has one or more executive officers serving on our Board or Compensation Committee.

IBG LLC Steering Committee

        The management of IBG LLC and its subsidiaries is governed by a committee of our executive officers and certain other members of senior management, which we refer to as the steering committee. The steering committee handles day-to-day and strategic management issues, and reports to the Chief Executive Officer of IBG LLC, Thomas Peterffy.

Communication with the Board of Directors

        If you wish to communicate with our Board, independent directors and committees of our Board, you may send your communication in writing to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

        The Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director(s) or committee(s) of our Board. The Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the Company for resolution. If this is the case, the Secretary will retain a copy of such communication for review by any director or committee upon his, her or its request.

Compensation Discussion and Analysis

  Compensation Philosophy and Objectives

        We adhere to the philosophy that compensation of our executive officers should first and foremost be directly and materially linked to each executive officer's individual performance and our overall performance. The objectives of our executive compensation program are (1) to enhance our long-term value, (2) to assist us in attracting and retaining high quality talent, (3) to reward past performance and motivate future performance and (4) to align executive officers' long-term interests with those of our stockholders.

  Role of Executive Officers in Compensation Decisions

        Employee performance is reviewed and compensation changes are recommended to IBG LLC's Chairman and Chief Executive Officer by members of the IBG LLC steering committee. The Chairman and Chief Executive Officer ultimately determines compensation for all employees and is significantly involved in all aspects of executive compensation, including his own executive compensation, as Chairman of our Compensation Committee. Our Compensation Committee is responsible for overseeing the implementation of our philosophy and objectives with respect to the compensation of our executive officers and directors and administering all aspects of our compensation and benefit plans and programs. The Compensation Committee is currently comprised of Messrs. Peterffy and Nemser. As a controlled company, we are not required by the NASDAQ Global Select Market to have a compensation committee composed entirely of independent directors.

  Setting Executive Compensation

        Historically, we have kept base salaries at a relatively modest level in comparison to salaries paid to senior executives at many other companies in our industry and have not sought to "benchmark" salaries to those of our competitors. We have not utilized the services of a compensation consultant to date. We leave decisions as to these matters to our Compensation Committee.

        We compensate our executive officers through three primary sources: base pay, annual cash bonuses and equity incentives. Using this approach, the base salary portion of the compensation of our executive officers is fixed; however, a substantial additional portion of total compensation is variable. This practice ensures that our executive compensation packages include a combination of base pay and incentives that are appropriate and competitive in the relevant marketplace, as well as related to the individual's performance and our performance. Our executive officers have an average of 28 years tenure with us.

        Our compensation program is designed to reward performance by tying a substantial portion of each executive officer's total potential compensation to individual performance and our performance. We evaluate individual and company performance in a qualitative fashion; we do not utilize specific financial or operating performance goals or targets in setting executive compensation. Through our practice of granting equity awards, the compensation program also promotes and rewards an executive officer's tenure and longevity with us, as well as the executive officer's role in our financial performance.

        We do not utilize a set formula for allocating compensation among the elements of total compensation. The subjective decisions regarding the amount and mix of elements which comprise the compensation awarded to the executive officers are principally based upon an assessment of each executive's leadership, performance and contribution to the achievement of our financial goals, as well as subjective judgments about each executive officer individually, rather than on rigid guidelines or formulas. Key factors include the executive officer's performance; the nature, scope and level of the executive officer's responsibilities; and the executive officer's contribution to our overall financial results. The compensation of the executive officers who have the greatest ability to influence our performance is predominately performance-based, which is consistent with the overall compensation philosophy as described above. The decisions concerning specific base compensation elements and the total compensation paid or awarded to our executive officers in fiscal year 2013 were made within this framework. Specific individual and/or company performance goals or targets were not used. In fiscal year 2013, the aggregated base salaries of our NEOs constituted approximately 23% of their total aggregated compensation, bonuses constituted approximately 31%, and equity-based grants (as described below) constituted the remaining 46%. We granted $6,050,000 worth of awards in connection with the Interactive Brokers Group, Inc. 2007 Stock Incentive Plan ("Stock Incentive Plan") as part of their 2013 compensation. The individual allocations of compensation vary considerably from year to year.

        We believe that these practices provide our executive officers with incentives that are aligned with our conservative risk management policies. A substantial portion of executive compensation is in the form of long-term equity incentive awards, which include vesting periods and forfeiture conditions. These are designed not only to encourage long-term performance, but also to minimize the type of short-term risk-taking that might contravene our risk management policies. Our approach to compensation complements the Company's practices of real-time risk assessment and daily measurement of financial performance in the various parts of its businesses, which also act as disincentives to excessive risk-taking.

  Elements of Compensation

        Although our senior executive officers and other key employees holding ownership interests in Holdings have benefited from the increased value of their ownership interests, they have historically received salary and performance-based bonuses and we expect to continue compensating them in this form. We believe that in order to attract and retain highly effective people we must maintain a flexible compensation structure, including base salary, cash bonuses and equity-based compensation awards as described below. As stated above, we do not utilize a specific formula for allocating compensation among the various elements of total compensation. The relative amounts of bonus and equity-based compensation were determined at the discretion of our Chairman and Chief Executive Officer. Historically, Mr. Peterffy has taken no bonus or long-term incentives as he believes that his and his affiliates' approximate 87.6% ownership of Holdings which, in turn, owns approximately 86.4% of IBG LLC, has provided sufficient incentive to align his interests with those of our common stockholders.

        Base Salary.    Base pay is structured to ensure that our executive officers are fairly and equitably compensated. Base pay is used to appropriately recognize and reward the experience and skills that employees bring to us and provides motivation for career development and enhancement. Base pay is designed to ensure that all employees continue to receive a basic level of compensation that reflects any acquired skills that are competently demonstrated and are consistently used at work.

        Base pay for our executive officers is initially established based on the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions and is reviewed annually after employment. A single base salary level is established each year, applicable to all senior executive officers except our Chairman and Chief Executive Officer.

Because executive officers are partially and, sometimes, substantially compensated through the appreciation in their equity ownership, the base salary is kept at a relatively modest level in comparison to salaries generally believed to be paid to senior executives at many other firms in our industry. An executive officer's base pay is not dependent upon our achievement of performance goals.

        Bonuses.    We maintain an executive cash bonus program to reward superior individual and financial performance for the year. Each year, an executive cash bonus pool is established, from which we pay annual cash bonuses to our executive officers upon the direction of our Chairman and Chief Executive Officer. The amount of the pool is based on several factors, including the financial performance of the Company, our progress toward our strategic goals and the competitive environment for experienced executives. Executive bonuses are based on individual performance and on the financial performance of the company, measured in a qualitative fashion. Specific individual and/or company performance goals or targets have historically not been used. Cash bonuses awarded to our executive officers in December 2013 for fiscal year 2013 performance ranged from 0% to approximately 526% of the executive officer's 2013 base salary, amounting to an aggregate payout of $4,000,000. Our Chairman and Chief Executive Officer did not take a bonus in accordance with historical practices. The annual bonuses paid to our other executive officers for fiscal year 2013 performance are shown below in the Summary Compensation Table.

        Long-Term Incentives.    We utilize long-term equity incentive awards to promote the success of each executive officer, motivate outstanding performance and encourage and reward employment longevity. Prior to our Initial Public Offering (the "IPO"), senior executive officers and other key employees had historically been granted equity ownership interests in IBG LLC and continue to hold such interests through their ownership of membership interests in Holdings.

        We believe that compensation paid to executive officers should be closely aligned with our performance on a continuing and long-term basis and, thereby, with the interests of our stockholders. Toward this end, the Stock Incentive Plan provides for the granting of restricted stock units, which under the current terms gives rise to the issuance of Common Stock over approximately a six-year vesting schedule and subject to continued employment. Since the inception of the Stock Incentive Plan, it has been our practice to make dividend equivalent payments on unvested Awards in line with our Common Stock. It is not currently anticipated that we will grant, as part of executive compensation, stock appreciation rights or other forms of non-cash compensation except pursuant to the employee incentive plan described below.

        Pursuant to policies set by our Compensation Committee, salary increases, bonuses and stock grants shall be awarded annually, following an evaluation of the individual's and the Company's performance for the year.

  Compensation for Executive Officers During 2013

        Historically Mr. Peterffy, our Chairman and Chief Executive Officer, has ultimately determined compensation for all employees. Mr. Peterffy has traditionally set his own compensation as salary, capped at 0.2% of IBG LLC's net income. During 2013, Mr. Peterffy was paid a salary of $1,350,000 by IBG LLC and no bonus in accordance with historical practices. With the intention to set a salary level safely below the cap as calculated for 2013, during 2014, Mr. Peterffy will be paid a reduced salary of $800,000 by IBG LLC, less approximately $145,000 to be withheld in accordance with the cap applied to IBG LLC's net income for 2013. We believe that the ownership by Mr. Peterffy and affiliates, through ownership in Holdings, of a significant amount of the equity in IBG LLC aligns his interests with those of our common stockholders.

        Mr. Nemser's compensation has historically included significantly lower overall compensation than the other executive officers, befitting the fact that Mr. Nemser works less than full-time with us, but his compensation has been mainly in salary and a relatively small long-term incentive grant. Mr. Peterffy has made this determination based on the assessments described above under "Setting Executive Compensation." During 2013, Mr. Nemser was paid a salary of $530,000 by IBG LLC and no bonus in accordance with these practices. Mr. Nemser also received an award of $250,000 of restricted stock units under our Stock Incentive Plan in 2013. During 2014, Mr. Nemser will be paid a salary of $540,000 by IBG LLC.

        Messrs. Brody, Frank and Galik have historically been compensated in accordance with the policies discussed above under "Setting Executive Compensation" with a mixture of salary, bonus and long-term incentives. Their 2013 base salary was $380,000, and each received an individual performance-based bonus. In addition to performance evaluations, consideration was given to the benefits derived from each individual's existing ownership of membership interests in IBG Holdings LLC. Messrs. Brody, Frank and Galik received awards under our Stock Incentive Plan valued at $2,000,000, $800,000 and $3,000,000, respectively, for the year ended December 31, 2013.

        The contributions of each of our NEOs that the Compensation Committee considered included: Mr. Brody made ongoing efforts with respect to building and maintaining strong financial and operational controls, a prudent liquidity program, banking relationships, credit ratings and interaction with domestic and foreign financial regulators. Dr. Frank continued to enhance the Company's risk management and global technical infrastructure. Mr. Galik played a key role in the development of software and systems for our electronic brokerage platform, driving our growth in this segment, as well as for our market making business. Mr. Galik's performance and contribution to the achievement of the Company's financial goals merited a higher bonus in 2013 than the other executive officers of the Company, including Mr. Brody and Dr. Frank, in the determination of the Compensation Committee. Their 2014 base salary has been increased to $400,000. Each of Messrs. Brody, Frank and Galik is expected to receive an award under our Stock Incentive Plan in 2014 based on each executive officer's anticipated future contribution to our success. The 2013 stock awards were consistent with the above-mentioned policies and reflected the Compensation Committee's assessment of each executive's leadership, performance and contribution to the building of our company.

        All salaries and bonuses will be paid by IBG LLC or one of its operating subsidiaries. No employee of IBG LLC will be paid any separate or additional amount for their services as employees of the Company. In addition to the foregoing, each of the executive officers, as a result of their ownership of membership interests in Holdings, received indirect distributions from IBG LLC in part for the purpose of funding their income taxes due on their proportionate share of Holdings's proportionate share of IBG LLC's taxable income.

  401(k) Plan

        We offer substantially all employees of our U.S. based subsidiaries who have met minimum service requirements the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code (the "Code"). The general purpose of this plan is to provide employees with an incentive to make regular savings in order to provide additional financial security during retirement. The plan provides for IBG LLC to match 50% of the employees' pretax contribution, up to a maximum of 10% of eligible earnings. Employees are vested in the matching contribution incrementally over six years.

  Severance Arrangements

        None of our senior executive officers have employment agreements and none are subject to severance arrangements. A portion of our NEOs' equity ownership in us is in the form of Holdings membership interests. The Holdings operating agreement provides that if at any time a member's employment with us is terminated for any reason (other than such employee's death or as determined by the managing member of Holdings, such employee's disability, retirement or termination without cause), any non-vested Holdings membership interests held by such employee on the date of termination that remain subject to restriction shall be forfeited to Holdings. Similarly, with regard to grants of restricted stock under the Stock Incentive Plan, a portion of the shares of restricted stock for which restrictions are still applicable may under certain conditions be immediately forfeited upon the termination of employment for any reason.

  Perquisites

        Our senior executive officers receive only the fringe benefits normally provided to all other employees, such as health, dental, life, hospitalization, surgical, major medical and disability insurance, participation in our 401(k) plan, paid time off, and other similar company-wide benefits which may be in effect from time to time for all other employees. Other than the standard employee benefits, we do not provide additional perquisites, personal direct or indirect benefits, or use any separate set of standards in determining the benefits for our executive officers. We believe that our base pay and total compensation package are reasonable and competitive in the industry, and we have demonstrated that we are able to hire and retain talented executives without offering additional perquisites.

        It is our philosophy that each executive officer may determine, within the limits of his or her own compensation, whether or not to personally purchase non-reimbursable luxury travel, private flights, housing, security systems, car service, club memberships, financial planning services, or other such goods and services, including those which are sometimes provided as executive perquisites by other companies, but not offered by us. This is consistent with our general operating principles.

  Accounting for Stock-Based Compensation

        IBG, Inc. follows ASC 718, Compensation—Stock Compensation, to account for its stock-based compensation plans. ASC 718 requires all share-based payments to employees to be recognized in the financial statements using a fair value-based method. The fair value of awards granted to employees are generally expensed as follows: 50% in the year of grant in recognition of plan forfeiture provisions (described below) and the remaining 50% over the related vesting period utilizing the "graded vesting" method permitted under ASC 718-10. In the case of "retirement eligible" employees (those employees older than 59), 100% of awards are expensed when granted.

        Awards granted under the stock-based compensation plans are subject to forfeiture in the event an employee ceases employment with the Company. The plans provide that employees who discontinue employment with the Company without cause and continue to meet the terms of the plans' post-employment provisions will forfeit 50% of unvested previously granted awards unless the employee is over the age of 59, in which case the employee would be eligible to receive 100% of unvested awards previously granted.

        We have never issued stock options to our employees.

  Advisory Vote on Executive Compensation

        At the 2011 Annual Meeting, pursuant to Section 14A of the 1934 Act, we submitted a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our NEOs as disclosed in the Proxy Statement for the 2011 Annual Meeting. This advisory vote on executive compensation, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the principles, policies and practices described in this proxy statement. Our stockholders approved this proposal with more than 99% of the total votes cast voting in favor.

        At the 2011 Annual Meeting, we also asked our stockholders to indicate if we should hold an advisory vote on the compensation of our NEOs every one, two or three years, with our board of directors recommending an advisory vote every two years. At our 2011 Annual Meeting more than 94% of the total votes cast were in favor of an advisory vote every two years. As such, we asked our stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in the Proxy Statement for the 2013 Annual Meeting and will do so again for the 2015 Annual Meeting.

Executive Compensation

  Summary Compensation Table

        The following table summarizes the compensation of our NEOs for the fiscal years ended December 31, 2013, 2012 and 2011. Our NEOs are our Chief Executive Officer, Vice Chairman, Chief Financial Officer and the two other most highly compensated executive officers as determined by their total compensation in the table below.

Name and Principal Positions	Year	Salary(1)	Bonus	Stock Awards(2)	All Other Compensation(3)	Total
	(in dollars)
Thomas Peterffy	2013	$1,350,000	—	—	—	$1,350,000
Chairman, Chief Executive Officer	2012	$1,350,000	—	—	—	$1,350,000
and President	2011	$1,350,000	—	—	—	$1,350,000
Earl H. Nemser	2013	$530,000	—	$250,000	—	$780,000
Vice Chairman and Director	2012	$530,000	—	$314,000	—	$844,000
	2011	$530,000	—	$280,000	—	$810,000
Paul J. Brody	2013	$380,000	$1,500,000	$2,000,000	—	$3,880,000
Chief Financial Officer, Treasurer,	2012	$370,000	$1,450,000	$2,064,000	—	$3,884,000
Secretary and Director	2011	$360,000	$1,500,000	$2,000,000	—	$3,860,000
Thomas A. Frank	2013	$380,000	$500,000	$800,000	—	$1,680,000
Executive Vice President and Chief	2012	$370,000	$600,000	$964,000	—	$1,934,000
Information Officer	2011	$360,000	$600,000	$1,000,000	—	$1,960,000
Milan Galik	2013	$380,000	$2,000,000	$3,000,000	—	$5,380,000
Senior Vice President, Software	2012	$370,000	$2,100,000	$3,414,000	—	$5,884,000
Development and Director	2011	$360,000	$2,250,000	$3,500,000	—	$6,110,000

(1)
Mr. Peterffy's salary is capped at 0.2% of IBG LLC's net income. As a result, his salary in 2013 was reduced by approximately $145,000, and $319,000, respectively.

(2)
The amounts shown as stock awards in the Summary Compensation Table represent the fair value granted for 2013 in connection with the Stock Incentive Plan awarded to NEOs in accordance with ASC 718—Compensation—Stock Compensation ("ASC 718"). For information on fair value related to our Stock Incentive Plan, refer to Notes 2 and 12 to our consolidated financial statements filed with the Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
IBG LLC operates in the form of a limited liability company. The amounts in the Summary Compensation Table do not include distributions received by each named executive officer from IBG Holdings LLC relating to IBG Holdings LLC's invested capital in IBG LLC, as these amounts do not constitute executive compensation. These distributions, with the exception of the special dividends paid in December, 2010 and December, 2012, were made in part to assist the holders of IBG Holdings LLC member interests, as applicable, in paying personal income taxes on their proportionate share of the consolidated profits of IBG Holdings LLC. Certain amounts reported in prior years have been amended to include amounts paid in the subsequent year that were attributable to the year being reported. These amounts were not known at the time the corresponding original filings were prepared. (Note: If amended, the increase from the previously reported amount is shown in parentheses.) Messrs. Peterffy and his affiliates, Nemser, Brody, Frank and Galik received approximately $119,611,000, $1,374,000, $1,337,000, $4,455,000 and $1,936,000 for the year ended December 31, 2013; $452,523,000 ($1,677,000), $5,197,000 ($19,000), $5,057,000 ($19,000), $16,853,000 ($62,000) and $7,323,000 ($27,000), respectively, in distributions with respect to the year ended December 31, 2012; and $152,441,000, $1,838,000, $1,751,000, $5,677,000 and $2,467,000, respectively, in distributions with respect to the year ended December 31, 2011.

Also excluded from the Summary Compensation Table are dividend equivalent payments on unvested shares, under the terms of our Stock Incentive Plan, paid to our NEOs. Messrs. Nemser, Brody, Frank and Galik received approximately $23,335, $148,828, $78,849 and $280,071, respectively, in dividend equivalent payments with respect to the year ended December 31, 2013; $72,450, $409,729, $236,189 and $833,040, respectively, in dividend equivalent payments with respect to the year ended December 31, 2012; and $11,722, $62,617, $38,931, and $143,512, respectively, in dividend equivalent payments with respect to the year ended December 31, 2011.

  Grants of Plan Based Awards Table

        The following table provides information on shares of Common Stock granted to each of our NEOs, under the Stock Incentive Plan during the year ended December 31, 2013. This table sets forth information regarding shares granted to our NEOs for performance in 2013.

Name	Grant Date	All Other Stock Awards Number of Shares(2)	Grant Date Fair Value of Stock Award(3)
Thomas Peterffy(1)	12/31/2013	—	—
Earl H. Nemser	12/31/2013	10,243	$250,000
Paul J. Brody	12/31/2013	81,942	$2,000,000
Thomas A. Frank	12/31/2013	32,777	$800,000
Milan Galik	12/31/2013	122,913	$3,000,000

(1)
Historically, Mr. Peterffy has taken no bonus or long-term incentives as he believes that the approximate 88% ownership of Holdings by himself and his affiliates has provided sufficient incentive to align his interests with those of IBG LLC and our common stockholders. As a result Mr. Peterffy was not granted shares under the Stock Incentive Plan for the year ended December 31, 2013.

(2)
The number of shares for the December 31, 2013 grant was determined using a price of $24.4076 per share.

(3)
The amounts shown as stock awards represent the fair value granted for 2013 in connection with the Stock Incentive Plan awarded to NEOs in accordance with ASC 718. For information on fair value related to our Stock Incentive Plan, refer to Notes 2 and 12 to our consolidated financial statements filed with the Annual Report on Form 10-K.

  Outstanding Equity Awards at Fiscal Year End Table

        The following table sets forth outstanding equity awards (unvested restricted shares of Common Stock) as of December 31, 2013.

Name	Number of Shares not Vested(1)(3)	Market Value of Shares not Vested(2)
Thomas Peterffy	—	—
Earl H. Nemser	65,046	$1,583,220
Paul J. Brody	433,922	$10,561,661
Thomas A. Frank	218,622	$5,321,259
Milan Galik	780,955	$19,008,445

(1)
The outstanding shares as of December 31, 2013 are subject to the Stock Incentive Plan vesting schedule. The vesting schedule for the above awards is detailed in the following table:

Name	Shares	Vesting Schedule
	1,205	The award is scheduled to vest on 5/9/2014
	4,352	The award is scheduled to vest in 2 equal installments on 5/9/2014 and 5/9/2015
	6,695	The award is scheduled to vest in 3 equal installments on 5/9/2014, 5/9/2015 and 5/9/2016
Earl H. Nemser	9,066	The award is scheduled to vest in 4 equal installments on 5/9/2014, 5/9/2015, 5/9/2016 and 5/9/2017
	17,296	The award is scheduled to vest in 5 equal installments on 5/9/2014, 5/9/2015, 5/9/2016, 5/8/2017 and 5/8/2018
	16,189	The award is scheduled to vest in 6 equal installments on 5/9/2014, 5/9/2015, 5/9/2016, 5/9/2017, 5/8/2018 and 5/9/2019
	10,243	10% of the award is scheduled to vest on 5/9/2014 and the rest in 6 equal installments on 5/9/2015, 5/9/2016, 5/9/2017, 5/8/2018, 5/9/2019 and 5/9/2020
	4,818	The award is scheduled to vest on 5/9/2014
	21,757	The award is scheduled to vest in 2 equal installments on 5/9/2014 and 5/9/2015
	36,045	The award is scheduled to vest in 3 equal installments on 5/9/2014, 5/9/2015 and 5/9/2016
Paul J. Brody	55,790	The award is scheduled to vest in 4 equal installments on 5/9/2014, 5/9/2015, 5/9/2016 and 5/9/2017
	104,066	The award is scheduled to vest in 5 equal installments on 5/9/2014, 5/9/2015, 5/9/2016, 5/8/2017 and 5/8/2018
	129,504	The award is scheduled to vest in 6 equal installments on 5/9/2014, 5/9/2015, 5/9/2016, 5/9/2017, 5/8/2018 and 5/9/2019
	81,942	10% of the award is scheduled to vest on 5/9/2014 and the rest in 6 equal installments on 5/9/2015, 5/9/2016, 5/9/2017, 5/8/2018, 5/9/2019 and 5/9/2020
	2,891	The award is scheduled to vest on 5/9/2014
	10,444	The award is scheduled to vest in 2 equal installments on 5/9/2014 and 5/9/2015
	25,746	The award is scheduled to vest in 3 equal installments on 5/9/2014, 5/9/2015 and 5/9/2016
Thomas A. Frank	34,869	The award is scheduled to vest in 4 equal installments on 5/9/2014, 5/9/2015, 5/9/2016 and 5/9/2017
	53,618	The award is scheduled to vest in 5 equal installments on 5/9/2014, 5/9/2015, 5/9/2016, 5/8/2017 and 5/8/2018
	58,277	The award is scheduled to vest in 6 equal installments on 5/9/2014, 5/9/2015, 5/9/2016, 5/9/2017, 5/8/2018 and 5/9/2019
	32,777	10% of the award is scheduled to vest on 5/9/2014 and the rest in 6 equal installments on 5/9/2015, 5/9/2016, 5/9/2017, 5/8/2018, 5/9/2019 and 5/9/2020
	14,452	The award is scheduled to vest on 5/9/2014
	52,217	The award is scheduled to vest in 2 equal installments on 5/9/2014 and 5/9/2015
	90,110	The award is scheduled to vest in 3 equal installments on 5/9/2014, 5/9/2015 and 5/9/2016
Milan Galik	104,606	The award is scheduled to vest in 4 equal installments on 5/9/2014, 5/9/2015, 5/9/2016 and 5/9/2017
	179,739	The award is scheduled to vest in 5 equal installments on 5/9/2014, 5/9/2015, 5/9/2016, 5/8/2017 and 5/8/2018
	216,918	The award is scheduled to vest in 6 equal installments on 5/9/2014, 5/9/2015, 5/9/2016, 5/9/2017, 5/8/2018 and 5/9/2019
	122,913	10% of the award is scheduled to vest on 5/9/2014 and the rest in 6 equal installments on 5/9/2015, 5/9/2016, 5/9/2017, 5/8/2018, 5/9/2019 and 5/9/2020
(2)
The market value for unvested shares is based on the closing price of the Common Stock as of December 31, 2013, which was $24.34, and is rounded to the nearest dollar.

(3)
All participants in the Company's Stock Incentive Plan are eligible to receive dividend equivalent payments on their unvested shares.

  Stock Vested Table

        The following table contains information about stock awards that have vested during the year ended December 31, 2013.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Earl H. Nemser	14,135	$218,103
Paul J. Brody	80,360	$1,239,955
Thomas A. Frank	45,109	$696,032
Milan Galik	168,545	$2,600,649

(1)
The value realized is based on the closing price of the Common Stock on the vesting date, May 9, 2013, of $15.43.

  Executive Employment Agreements

        Historically, we have not entered into employment agreements with our executive officers, and we do not plan on entering into employment agreements at this time. We do maintain non-disclosure, non-competition and non-solicitation agreements currently in effect between our subsidiaries and our officers and other employees.

  Stock Incentive Plan

        Under the Stock Incentive Plan up to 20 million shares of Common Stock may be granted and issued to directors, officers, employees, contractors and consultants of the Company and its subsidiaries. Please refer to Item 2 of this Proxy Statement for a proposal to amend the 2007 Stock Incentive Plan to increase the number of shares authorized and reserved for issuance to 30 million shares. The purpose of the Stock Incentive Plan is to promote the Company's long-term financial success by attracting, retaining and rewarding eligible participants.

        The Stock Incentive Plan is administered by our Compensation Committee. The Compensation Committee has discretionary authority to determine which employees will be eligible to participate in the Stock Incentive Plan. The Compensation Committee establishes the terms and conditions of the awards under the Stock Incentive Plan, including the number of awards offered to each employee and all other terms and conditions applicable to such awards in individual grant agreements. Awards are generally made through grants of Common Stock. The Stock Incentive Plan provides that awards will be subject to issuance over time and may be forfeited upon an employee's termination of employment or violation of certain applicable covenants prior to issuance, unless determined otherwise by our Compensation Committee.

        The Stock Incentive Plan provides that, upon a change in control, our Compensation Committee may, at its discretion, fully vest any granted but unissued shares of Common Stock awarded under the Stock Incentive Plan, or provide that any such granted but unissued shares of Common Stock will be honored or assumed, or new rights substituted thereof by the new employer on a substantially similar basis and on terms and conditions substantially comparable to those of the Stock Incentive Plan.

        We generally grant awards on or about December 31 of each year, to specific employees as part of an overall plan of equity compensation. We granted awards of 1,894,046 in 2013 under the Stock Incentive Plan.

        Under applicable tax law, we will be required to withhold an amount based on the value of the shares upon their issuance, and remit the withheld amount to the Internal Revenue Service ("IRS") and other taxing authorities. To effect that withholding, we may redeem a portion of the shares with an aggregate fair market value equal to the amount of taxes we are required to withhold and remit. For instance, if 1,000 shares would become issuable and we were required to withhold for federal taxes an amount equal to 40% of the value, we would redeem 400 shares and the employee would reclaim 600 shares. The source of funds for the amount to be remitted to the IRS would be a redemption by IBG LLC of a corresponding number of our interests in IBG LLC. Alternatively, we may elect to effect the withholding by facilitating the sale of a portion of the shares, on behalf of employees, in the open market, and the proceeds of such sales would be remitted to the IRS and other taxing authorities.

        Shares granted under the Stock Incentive Plan may become subject to forfeiture in the event an employee ceases employment with the Company. The plans provide that employees who discontinue employment with the Company without cause and continue to meet the terms of the plans' post-employment provisions will forfeit 50% of unvested previously granted shares unless the employee is over the age of 59, in which case the employee would be eligible to receive 100% of unvested shares previously granted. Distributions of remaining shares granted before December 31, 2009 to former employees will occur within 90 days of the anniversary of the termination of employment date over a five (5) year vesting schedule, 12.5% in each of the first four years and 50% in the fifth year. Distributions of remaining shares granted on or after December 31, 2009 to former employees will occur over the remaining vesting schedule applicable to each grant.

  ROI Unit Stock Plan

        Under the Interactive Brokers Group, Inc. 2007 ROI Unit Stock Plan (the "ROI Unit Stock Plan"), certain of our employees who held ROI Dollar Units, at the employee's option, elected to invest their ROI Dollar Unit accumulated earnings as of December 31, 2006 in shares of Common Stock. An aggregate of 1,271,009 shares of Common Stock (consisting of 1,250,000 shares issued under the ROI Unit Stock Plan and 21,009 shares under the Stock Incentive Plan), were granted in 2007. No additional shares of Common Stock are available for issuance under the ROI Unit Stock Plan. Provisions governing tax withholding and forfeitures for the Stock Incentive Plan, described above, apply equally to the ROI Unit Stock Plan.

  Compensation of Directors

        The following table contains information regarding 2013 compensation of our non-employee directors with respect to their Board service.

Director	Fees Earned or Cash Paid	Stock Awards	All Other Compensation(1)	Total
Lawrence E. Harris	$125,000	—	—	$125,000
Hans R. Stoll	$100,000	—	—	$100,000
Ivers W. Riley	$100,000	—	—	$100,000
Richard Gates	$100,000	—	—	$100,000

(1)
The amounts in the Compensation of Directors Table do not include dividend equivalent payments on unvested shares, under the terms of our Stock Incentive Plan, paid to our directors. Messrs. Harris, Stoll, Riley, and Gates received approximately $510, $2,180, $2,180, and $2,193, respectively, in dividend equivalent payments with respect to the year ended December 31, 2013.

        Our policy is not to pay director compensation to directors who are also our employees. All of our directors are entitled to receive reimbursement of their out-of-pocket expenses in connection with their travel to and attendance at meetings of our Board or committees thereof. Under our current policy, each non-employee director is compensated with an annual retainer of $100,000 and a one-time grant of restricted stock on December 31 in the year of appointment (valued at $75,000, the number of shares granted is based on the fair market price of the Common Stock on the date of grant), subject to straight-line vesting over a five year period, and non-employee chairmen of committees of our Board are compensated with an additional annual retainer of $25,000 per committee. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time. Shares granted under the Stock Incentive Plan to non-employee directors carry the same forfeiture provisions as those granted to employees, which are described above.

Beneficial Ownership of Directors, Executive Officers and Owners of More Than Five Percent

        Holdings currently holds, through its ownership of all of the outstanding shares of our Class B common stock, approximately 86.4% of the combined voting power of the outstanding shares of our common stock. While our Class B common stock is owned by IBG Holdings LLC, Thomas Peterffy, through his ownership of the voting membership interests in Holdings, is able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

        The following table sets forth the beneficial ownership of Common Stock as of March 5, 2014 by each of our directors and NEOs, by all our directors and executive officers as a group, and of each beneficial owner, who is not our director or officer, of more than 5% of Common Stock as of December 31, 2013.

        The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security and if that person has the right to acquire such security within 60 days of the filing of this proxy. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. Because the Holdings membership interests are not directly exchangeable into shares of Common Stock, none of our executive officers and directors may be deemed to own shares of Common Stock except as set forth below. Mr. Peterffy may be deemed to own all of the shares of Class B Common Stock. The following table is based on 54,664,095 shares of Common Stock and 100 shares of Class B Common Stock outstanding as of March 5, 2014:

Name and Address	Class A Common Stock Owned			Class B Common Stock Owned
	(in shares and %)
IBG Holdings LLC**(1)	0	0%		100	100%
Thomas Peterffy**(2)	0	0%		100	100%
Earl H. Nemser**(3)	46,931	*	%	0	0%
Paul J. Brody**(3)	244,087	*	%	0	0%
Thomas A. Frank**(3)	150,471	*	%	0	0%
Milan Galik**(3)	206,901	*	%	0	0%
Lawrence E. Harris**	62,321	*	%	0	0%
Hans R. Stoll**	4,193	*	%	0	0%
Ivers W. Riley**	4,193	*	%	0	0%
Richard Gates**	11,096	*	%	0	0%
All current directors and executive officers as a group (9 persons)	730,193	1.34%		100	100%
FMR LLC(4)	6,765,952	12.38%		0	0%
BlackRock, Inc.(5)	3,491,211	6.39%		0	0%
RS Investment Management Co LLC(6)	3,328,667	6.09%		0	0%
The Vanguard Group(7)	2,982,668	5.45%		0	0%
Teton Capital Parters, LP(8)	2,881,002	5.27%		0	0%

*
Less than 1%

**
Address is c/o Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830

(1)
IBG Holdings LLC, as the sole holder of the 100 outstanding shares of Class B Common Stock, is entitled to the number of votes equal to the number of IBG LLC membership interests held by it at any given time. The Class B Common Stock has approximately 86.4% of the voting power of the Company, which percentage will decrease proportionately to the extent that Holdings owns a smaller percentage of IBG LLC. Except as otherwise provided by law or our amended and restated certificate of incorporation, shares of Common Stock and the Class B Common Stock vote together as a single class.

(2)
Mr. Peterffy, through his ownership of the voting membership interests in Holdings, beneficially owns all of the outstanding shares of Class B Common Stock.

(3)
The amounts in the table reflect the issued and vested portion of the restricted shares of Common Stock that were granted to Messrs. Nemser, Brody, Frank and Galik under the Company's Stock Incentive Plan, less any shares sold for withholding tax purposes or through market transactions. Please refer to the Outstanding Equity Awards at Fiscal Year End Table for a vesting schedule of each of these grants. Also included are shares which will vest within 60 days of the filing of this proxy statement:

	Shares Directly Owned	Shares Vesting Within 60 Days	Total shares*
Earl H. Nemser	31,870	15,061	46,931
Paul J. Brody	151,838	92,249	244,087
Thomas A. Frank	101,345	49,126	150,471
Milan Galik	25,761	181,140	206,901

*
Represents total shares beneficially owned as defined by rule 13d-3(d)(1) of the 1934 Securities Exchange Act.
(4)
According to Schedule 13G filed on February 14, 2014, FMR LLC, with its address at 245 Summer Street, Boston, MA 02210, beneficially owned 6,765,952 shares of Common Stock as of December 31, 2013.

(5)
According to Schedule 13G filed on January 29, 2014, BlackRock Inc., with its address at 40 East 52nd St., New York, NY 10022, beneficially owned 3,491,211 shares of Common Stock as of December 31, 2013.

(6)
According to Schedule 13G filed on February 15, 2014, RS Investment Management Co LLC, with its address at One Bush Street Suite 900, San Francisco, CA 94104, beneficially owned 3,328,667 shares of Common Stock as of December 31, 2013.

(7)
According to Schedule 13F filed on February 11, 2014, The Vanguard Group, with its address at 100 Vanguard Blvd, Malvern, PA 19355, beneficially owned 2,982,668 shares of Common Stock as of December 31, 2013.

(8)
According to Schedule 13F filed on February 14, 2014, Teton Capital Partners, LP, with its address at 610 West 5th Street, Suite 600, Austin TX 78701, beneficially owned 2,881,002 shares of Common Stock as of December 31, 2013.

Certain Relationships and Related Transactions

  Recapitalization Transactions

        Prior to the IPO, our business had been conducted by subsidiaries of IBG LLC, which was approximately 85% owned by Mr. Peterffy and his affiliates. In November 2006, the Company was incorporated as a Delaware corporation. The Recapitalization resulted in the former members of IBG LLC becoming the sole members of Holdings, and established us as the sole managing member of IBG LLC.

        As a result of the Recapitalization, immediately following the IPO:

  •
  IBG became the sole managing member of IBG LLC;

  •
  we and Holdings owned approximately 10.0% and 90.0%, respectively (currently, approximately 13.6% and 86.4%, respectively), of the membership interests in IBG LLC;

  •
  Thomas Peterffy and his affiliates owned approximately 85% of the membership interests in Holdings, and management and other employees of IBG LLC owned substantially all of the remaining membership interests;

  •
  outstanding shares of Common Stock represented more than 99.999% of our outstanding capital stock based on economic value (which, as used herein, refers to the right to share in dividend distributions and distributions upon liquidation, dissolution or winding up);

  •
  outstanding shares of Class B Common Stock, all of which is owned by Holdings, represented less than 0.001% of our outstanding capital stock based on economic value;

  •
  outstanding shares of Class B Common Stock represented approximately 90.0% (currently, approximately 86.4%) of the combined voting power of all shares of our capital stock, which percentage will decrease proportionately to the extent that Holdings owns a smaller percentage of IBG LLC; and

  •
  Thomas Peterffy owned all of the voting membership interests, and Mr. Peterffy and his affiliates owned a majority of the overall membership interests, in Holdings and, accordingly, beneficially owned all of the outstanding shares of Class B Common Stock. As a result, Mr. Peterffy is able to exercise control over all matters requiring the approval of our stockholders.

  Voting

        Each share of Common Stock entitles its holder to one vote per share. The Class B Common Stock currently has approximately 86.4% of the voting power of the Company, which percentage will decrease proportionately over time to the extent that Holdings owns a smaller percentage of IBG LLC. Thomas Peterffy currently owns all of the voting membership interests in Holdings. Accordingly, Mr. Peterffy beneficially owns all of the outstanding shares of Class B Common Stock and is able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

        If at any time in the future Thomas Peterffy and his affiliates own less than a majority of the membership interests in Holdings, then at such time all membership interests in Holdings will become voting membership interests. Accordingly, all members of Holdings, instead of Mr. Peterffy alone, would together direct the voting of the shares of Class B Common Stock, and all such members would together exercise control over all matters requiring the approval of our stockholders. However, even if Mr. Peterffy and his affiliates cease to own a majority of the membership interest in Holdings, Mr. Peterffy could, depending on his level of percentage ownership, continue to effectively control or significantly influence matters requiring approval of stockholders.

  Exchange Agreement

        Concurrently with the IPO, we entered into an exchange agreement with Holdings, IBG LLC and the historical members of IBG LLC (the "Exchange Agreement"). Pursuant to this agreement, the historical members of IBG LLC contributed their IBG LLC membership interests to Holdings and received Holdings membership interests in return. The Exchange Agreement provides for future redemptions of member interests and for the purchase of member interests in IBG LLC by IBG, Inc. from Holdings, which could result in IBG, Inc. acquiring the remaining member interests in IBG LLC that it does not own. On an annual basis, holders of Holdings member interests are able to request redemption of such member interests over a minimum eight (8) year period following the IPO; 12.5% annually for seven (7) years and 2.5% in the eighth year. The redemption price for the membership interests in Holdings depends on the timing at which the redemption is made.

        A copy of the Exchange Agreement was filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2009 filed by the Company on November 9, 2009 and is incorporated herein by reference.

        On June 6, 2012, the Company, Holdings and IBG LLC amended the exchange agreement (the "Amendment"), filed as Exhibit 10.1 to Form 8-K filed by the Company on June 6, 2012 and is incorporated herein by reference. The Exchange Agreement, as amended, provides that the Company may facilitate the redemption by Holdings of interests held by its members through the issuance of shares of common stock through a public offering in exchange for the interests in IBG LLC being redeemed by Holdings. The Amendment eliminated from the Exchange Agreement an alternative funding method, which provided that upon approval by the board of directors and by agreement of the Company, IBG LLC and Holdings, redemptions could be made in cash.

        Sales of Common Stock and the application of the net proceeds to acquire IBG LLC membership interests are expected to have a negligible effect on the existing holders of Common Stock, as the holders of Common Stock would then own a larger portion of IBG LLC. Such transactions will have the effect of diluting your percentage ownership in us. However, because we will acquire an increased percentage ownership in IBG LLC over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying IBG LLC business.

        Holdings, with the consent of Thomas Peterffy and our Board, has the right to cause the holders of Holdings membership interests to have all or a portion of their interests redeemed at any time. Such redemptions would be financed in the same manner as the scheduled redemptions described above.

  Tax Receivable Agreement

        In connection with the IPO, we purchased membership interests in IBG LLC from Holdings for cash. In addition, IBG LLC membership interests held by Holdings may be purchased by us in the future in connection with offerings by us of shares of Common Stock. Our initial purchase of the IBG LLC membership interests will, and the subsequent purchases may, result in increases in the tax basis of the tangible and intangible assets of IBG LLC attributable to our interest in IBG LLC that otherwise would not have been available, although the IRS may challenge all or part of that tax basis increase or our ability to amortize all or part of that increased tax basis, and a court could sustain such a challenge by the IRS. These increases in tax basis, if sustained, may reduce the amount of taxable income that we are required to recognize as the result of our ownership of membership interests in IBG LLC in the future.

        Concurrently with the IPO, we entered into a tax receivable agreement with Holdings that provides for the payment by us to Holdings of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will retain 15% of the projected tax benefits.

        If either immediately before or immediately after any purchase or the related issuance of our stock, the Holdings members own or are deemed to own, in the aggregate, more than 20% of our outstanding stock, then all or part of any increase in the tax basis of goodwill may not be amortizable and, thus, our ability to realize the annual tax savings that otherwise would have resulted if such tax basis were amortizable may be significantly reduced. Although the Holdings members are prohibited under the exchange agreement from purchasing shares of Common Stock, grants of our stock to employees and directors who are also members or related to members of Holdings and the application of certain tax attribution rules, such as among family members and partners in a partnership, could result in Holdings members being deemed for tax purposes to own shares of Common Stock.

        In order to mitigate the risk to us of an IRS challenge to the tax basis increase, Holdings and its members will indemnify us for any additional taxes we owe if the IRS or other taxing authorities successfully challenge the basis increase. In addition, if the IRS or other taxing authorities successfully challenge the tax basis increase, any subsequent payments we are required to make under the tax receivable agreement will be reduced accordingly.

        For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of IBG LLC attributable to our acquisition of our interest in IBG LLC, and had we not entered into the tax receivable agreement. The tax receivable agreement will, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, terminate upon the earlier of (i) the end of the taxable year that includes the 50th anniversary of our initial acquisition of membership interests in IBG LLC, or (ii) the end of the taxable year that includes the 16th anniversary of the date upon which all rights of sale and exchange granted under the exchange agreement have terminated.

        Our ability to achieve tax benefits from any increase in the tax basis attributable to our interest in IBG LLC resulting from our acquisition of membership interests in IBG LLC and the payments to be made under the tax receivable agreement with respect thereto depend upon a number of factors, including the law as in effect at the time of a purchase by us of membership interests in IBG LLC or a payment under the tax receivable agreement, the timing of purchases, the fair market value of membership interests in IBG LLC at the time of a purchase, the extent to which such purchases are taxable, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets, the composition of IBG LLC's assets at the time of a purchase, and the amount and timing of our income and of payments under the tax receivable agreement. Depending upon the outcome of these factors, as a result of the size of the increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries, the payments that we may make to Holdings could be substantial.

  Legal Representation

        Earl H. Nemser, our Vice Chairman and one of our directors, is also Special Counsel to the law firm of Dechert LLP, which has rendered legal services to IBG LLC and us, as applicable, during 2011, 2012 and 2013.

  Margin Account at IB LLC

        Thomas Peterffy and his affiliates maintain active retail brokerage accounts with IB LLC, one of our subsidiaries. At March 5, 2014, these accounts, in aggregate, had an outstanding margin balance of $53 million. During 2013, the largest fully secured margin balance for these accounts was $146 million. Although they are represented as margin loans, these amounts were more than offset by credit balances in various currencies. Such loans were (i) made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to IB LLC, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features.

  Commission Revenue

        As described above under "Margin Account at IB LLC", Thomas Peterffy and his affiliates maintain active retail brokerage accounts with IB LLC. These accounts generated approximately $285,000 in commission revenues during 2013. Such activity (i) was undertaken in the ordinary course of business, (ii) was undertaken on substantially the same terms, including commission rates, as those prevailing at the time for comparable brokerage services for persons not related to IB LLC, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

  Indemnification Agreement

        Pursuant to the Indemnification Agreement dated June 14, 2007 and subsequently renewed in October 2013, between the Company and Mr. Peterffy ("Indemnification Agreement"), the Company paid Mr. Peterffy $139,880 in 2013. The payment was in exchange for Mr. Peterffy providing indemnification coverage for the directors and officers of the Company. The Indemnification Agreement was approved by the Audit Committee and the Board.

  Review, Approval or Ratification of Transactions with Related Persons

        We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Audit Committee, our Chief Executive Officer and the General Counsel of the Company are responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, our Nominating and Corporate Governance Committee monitors and reviews any issues regarding the "independence" of directors or involving potential conflicts of interest, and evaluates any change of status or circumstance with respect to a director and determines the propriety of the director's continued service in light of that change.

ITEM 2:    APPROVAL OF AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED AND RESERVED FOR ISSUANCE

        On July 8, 2008, the Company's shareholders approved the adoption of the 2007 Stock Incentive Stock Plan (the "Plan"), which contained a total of 9.2 million shares of the Company's Common Stock available for grant thereunder. On April 28, 2011, shareholders approved the first amendment to increase the number of shares of Common Stock authorized and reserved for issuance thereunder to 20 million shares.

        On February 27, 2014, the Board of Directors adopted resolutions approving and authorizing, subject to stockholder approval, an amendment to the Plan to increase the number of shares of Common Stock authorized and reserved for issuance thereunder to 30 million shares (the "Amended Plan"). This is the second amendment to the Plan since it was approved. Shareholders are being asked to approve the Amended Plan.

        The following is a summary of the principal features of the Amended Plan. The following summary is qualified in its entirety by the specific language of the Amended Plan, a copy of which is available to any shareholder upon written request to the Secretary of the Company.

Summary of the Amended Plan

  Administration

        The Plan is administered by the "Committee," which shall be either our Compensation Committee, or a committee of two or more directors as appointed by our Board from time to time. The Committee, within the limits of the Plan, will select the individuals to whom Awards will be granted, and will determine the type and size of such Awards. The Committee has broad authority to make all decisions and determinations as may be required under the Plan or as the Committee may deem necessary or advisable for the administration of the Plan. The Committee, within the limits of the Plan, will determine the terms and provisions of all grants of restricted stock, stock appreciation rights and performance shares, as well as other types of equity incentive compensation (such grants, collectively, "Awards") and all agreements evidencing such Awards. If the Committee is not the Compensation Committee, its grants of Awards will be subject to ratification by our Compensation Committee.

  Securities Available for Awards

        Subject to stockholder approval, the aggregate number of shares of Common Stock that may be issued under the Plan will be increased from 20,000,000 shares to 30,000,000 shares. If any Award is forfeited, or is settled in cash or otherwise terminates without the actual issuance of shares of Common Stock, the shares subject to such Award will again be available for future grant. If there is any change in the Company's capital structure, our Board shall make such adjustments as it deems appropriate to the number of shares available for award under the Plan, the number and kind of shares covered by Awards then outstanding under the Plan, and the exercise price relating to any outstanding Award. In the event of a change in the Company's capital structure, our Board may also cancel and make substitutions of outstanding Awards.

  Participation

        The Plan provides that Awards may be granted to directors, officers, employees, contractors and consultants of the Company and its subsidiaries who are selected by the Committee.

  Awards

  In General

        The Plan provides for Awards of restricted stock, stock appreciation rights and performance shares, as well as any other types of equity-based incentive compensation awards consistent with the purposes of the Plan. In addition, the Plan permits the award of cash payments as a part of, or in addition to, an equity-based Award. Each Award granted under the Plan will be evidenced by a written Award agreement between the participant and the Company, which will describe the Award and state the terms and conditions to which the Award is subject. No Award may have a term of more than 10 years. The principal terms and conditions of each particular type of Award are described below. To date, the only Awards granted under the Plan have been Awards of restricted stock.

  Restricted Stock

        Restricted stock is Common Stock that generally is non-transferable and is subject to other restrictions determined by the Committee for a specified period or conditioned on achievement of specified performance criteria. Each restricted stock agreement will specify the applicable restrictions, the period during which such restrictions will apply and any applicable performance goals. Except as otherwise determined by the Committee, a participant shall have all of the rights of a stockholder including, without limitation, the right to vote the shares of restricted stock and the right to receive dividends on restricted stock. As determined by the Committee, upon termination of employment prior to specified vesting dates and/or prior to achievement of specified performance goals, restricted shares and any accrued but unpaid dividends that are then subject to restriction may be subject to forfeiture.

  Stock Appreciation Rights ("SARs")

        A stock appreciation right ("SAR") entitles the recipient to receive, upon exercise of the SAR, the increase in the fair market value of a specified number of shares of Common Stock during the period from the date of the grant of the SAR until the date of exercise, payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. Each SAR agreement will specify the term of the SAR, the date(s) on which the SAR will become exercisable and any applicable performance goals. Except as otherwise determined by the Committee, upon termination of employment prior to specific vesting dates and/or prior to achievement of specified performance goals, or prior to exercise of a SAR, any then unvested or unexercised SARs shall be forfeited.

  Performance Shares

        A performance share is a book-entry unit with a value equal to one share of Common Stock that vests and becomes payable to the participant after a specified period of continued employment or upon the achievement during a specified performance period of performance goals established by the Committee. Each performance share Award agreement shall specify the time(s) that such Award shall vest and become payable and any applicable performance goals. Settlement of performance shares shall be made in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. Except as otherwise determined by the Committee, upon termination of employment prior to the achievement of specified performance goals and/or specified vesting dates, any then unvested performance shares shall be forfeited.

  Qualifying Performance-Based Awards

        The Committee may (but is not required to) grant an Award to any participant that is intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code (a "qualifying Award"). In general, Awards that are intended to be qualifying Awards must be granted or vest conditional upon the attainment of one or more specified performance goals during a calendar year or such other period as may be specified by the Committee (a "performance period"). Performance goals shall be established by the Committee in writing and shall be based upon the attainment of specific amounts of, or increases in, one or more of the following: the fair market value of Common Stock, revenues, operating income, cash flow, earnings before income taxes, net income, earnings per share, stockholders' equity, return on equity, operating efficiency or strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures, all whether applicable to the Company or one of the Company's subsidiaries or business units, or any combination if these goals as the Committee may deem appropriate. Prior to the payment of any qualifying Award, the Committee must certify in writing that the performance goals were satisfied.

        A maximum of 1,000,000 shares of Common Stock may be granted as qualifying Awards to any participant in any calendar year, subject to anti-dilution and other adjustments in certain events specified in the Plan.

  General Provisions

  Transferability

        Under the Plan, no Award may be assigned or transferred by a participant except, in the event of a participant's death, to his designated beneficiary, or by will or the laws of descent and distribution. However, the Committee may in its discretion provide that Awards be transferable without consideration to a participant's immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members, and to partnerships in which such family members are the only partners.

  Stockholder Rights

        A participant shall have no rights as a stockholder by reason of an Award unless and until shares of Common Stock are actually issued to the participant.

  Certain Adjustments

        In the event of a tender offer or exchange offer, by any person other than the Company, for outstanding shares of Common Stock, the Committee may in its discretion make such adjustments to outstanding Awards and take such other action as it deems appropriate to enable participants to receive the benefit of such offer, including, without limitation, accelerating Award payment dates and/or the cancellation and substitution of outstanding Awards.

  Important Legal Information

  Required Stockholder Approval; Plan Amendment and Termination

        The Plan was adopted by the Company's Board of Directors on April 4, 2007, subject to approval by the stockholders of the Company at the Annual Meeting.

        The Plan provides that our Board, without the consent of any participant, may amend or terminate the Plan at any time, except that (subject to anti-dilution and other adjustments in certain events specified in the Plan) no such action shall adversely affect any rights or obligations with respect to any Awards previously made under the Plan. In addition, no amendment, without approval of the holders of a majority of the shares of Common Stock voted thereon, shall increase the number of shares of Common Stock subject to the Plan, extend the period during which Awards may be granted, decrease the minimum price at which SAR's may be issued, materially modify the requirements for eligibility to participate in the Plan, or otherwise change the Plan in a manner legally requiring stockholder approval.

        Unless earlier terminated by action of our Board, the Plan will terminate on April 4, 2017. Following termination of the Plan, no additional Awards may be granted, but such termination shall not affect the validity of any Award then outstanding.

  Amendment or Buyout of Outstanding Awards

        With the consent of affected participants, the Committee may amend outstanding Awards in any manner consistent with the Plan (subject to anti-dilution and other adjustments in certain events specified in the Plan, which may be effected without participant consent). In addition, the Committee may at any time offer to exchange or buy out previously granted Awards for a payment in cash, shares of Common Stock, a combination of cash and shares of Common Stock, other Awards or other property. However, unless approved by our stockholders, no such action may cause the grant value of a SAR to be reduced (subject to anti-dilution and other adjustments in certain events specified in the Plan), nor may a SAR be cancelled and a new SAR, having a lower grant value, be granted in consideration thereof.

  Resale Restrictions under the Plan

        Shares of Common Stock obtained by "affiliates" pursuant to the Plan may not be resold unless such shares are registered under the Securities Act of 1933, as amended (the "Securities Act"), or sold pursuant to an applicable exemption from registration, such as the exemption provided by Rule 144 under the Securities Act. An "affiliate" is a person who directly or indirectly controls the Company. Such reoffers or resales may not be made in reliance on the registration statement filed in connection with the shares issued as described in this prospectus. Officers are also subject to the short-swing trading restrictions of Section 16 of the Exchange Act. In addition, all employees are subject to restrictions on sales of their shares under the insider trading rules of the SEC and under the Company's insider trading policy.

Directors' Recommendation

        Our Board unanimously recommends a vote FOR approval of the amendment to the 2007 Stock Incentive Plan. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR approval of the amendment to the 2007 Stock Incentive Plan.

ITEM 3:    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014. We are submitting the selection of independent registered public accounting firm for stockholder ratification at the Annual Meeting.

        A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

        Our organizational documents do not require that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, our Audit Committee will reconsider whether to retain Deloitte & Touche LLP, but still may retain them. Even if the selection is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        Our Audit Committee approves in advance all audit and any non-audit services rendered by Deloitte & Touche LLP to us and our consolidated subsidiaries.

Fees Paid to Independent Registered Public Accounting Firm

        The following table summarizes the aggregate fees for professional services provided by Deloitte & Touche LLP related to the years ended December 31, 2013 and 2012:

	2013	2012
	(in dollars)
Audit Fees(1)	$2,593,841	$2,647,244
Audit Related Fees(2)	179,500	182,127
Tax Fees(3)	630,794	564,557
All Other Audit Fees	33,410	32,408

	$3,437,545	$3,426,336

(1)
Audit Fees services include: (i) the audit of our consolidated financial statements included in the Company's Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; and (iv) accounting consultation attendant to the audit.

(2)
Audit-Related Fees services include: (i) audits of employee benefit plans and (ii) agreed upon procedures engagements.

(3)
Tax Fees services include tax compliance and tax advice. Tax compliance services include non-U.S. federal, state and local income and non-income tax compliance. Tax advice services include: (i) U.S. federal, state and local income and non-income tax advice; and (ii) non-U.S. income and non-income tax advice.

Directors' Recommendation

        Our Board unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR ratification of the appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and stockholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.interactivebrokers.com.

        Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders were complied with during fiscal year 2013.

Other Business

        At the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Stockholder Proposals for 2015 Annual Meeting of Stockholders

        Stockholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2015 Annual Meeting of Stockholders must submit their proposals to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, on or before November 15, 2014. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

        In accordance with our Bylaws, for a matter not included in our proxy materials to be properly brought before the 2015 Annual Meeting of Stockholders, a stockholder's notice of the matter that the stockholder wishes to present must be delivered to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, not less than 120 days prior to the first anniversary of the date of this Proxy Statement. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC's Rule 14a-8) must be received no later than November 15, 2014.

 Stockholder Recommendations for Director Candidates

        Our Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. The policy of our Nominating and Corporate Governance Committee is to consider candidates recommended by stockholders in the same manner as other candidates. See Item 1. Election of Directors for the criteria our Nominating and Corporate Governance Committee utilizes to assess director candidates. Stockholders who wish to submit director candidates for consideration by our Nominating and Corporate Governance Committee for election at our 2015 Annual Meeting of Stockholders may do so by submitting in writing such candidates' names, credentials, contact information and his or her written consent to be considered as a candidate, in compliance with the procedures required by our Bylaws, to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, not less than 120 days prior to the first anniversary of the date of this Proxy Statement. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws must be received no later than November 15, 2014. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long). We do not pay any fees to any third parties for assisting us with nominations and evaluations of candidates for director, nor do we obtain such services from third parties.

Important Notice Regarding Delivery of Stockholder Documents

        Under SEC rules, a single package of Notices may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate Notice within the package. This procedure, referred to as "householding," reduces the volume of duplicative information stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings by contacting our Investor Relations Department at 2 Pickwick Plaza, Greenwich, Connecticut 06830, Attn: Investor Relations, telephone: 203-618-4070, e-mail: investor-relations@interactivebrokers.com.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000198106_1 R1.0.0.51160 INTERACTIVE BROKERS GROUP, INC. ONE PICKWICK PLAZA GREENWICH, CT 06830 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors 1A Thomas Peterffy 1B Earl H. Nemser 1C Paul J. Brody 1D Milan Galik 1E Lawrence E. Harris 1F Hans R. Stoll 1G Wayne Wagner 1H Richard Gates The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. To approve an amendment to the Company's 2007 Stock Incentive Plan. 3. Ratification of appointment of independent registered public accounting firm of Deloitte & Touche LLP. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000198106_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . INTERACTIVE BROKERS GROUP, INC. Annual Meeting of Stockholders April 24, 2014 12:30 PM This proxy is solicited by the Board of Directors Thomas Peterffy, Earl H. Nemser and Paul J. Brody, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Interactive Brokers Group, Inc. to be held on April 24, 2014 at 12:30 p.m. EDT or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees for Directors, FOR approval to amend the Company's 2007 Stock Incentive Plan and FOR Ratification of Appointment of Independent Registered Public Accounting Firm (Deloitte & Touche LLP). (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side